UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED):
January 14, 2003

Commission File No. 0-29015

AMERICAN ORIENTAL BIOENGINEERING, INC.
(Exact name of registrant as specified in its charter)

NEVADA	84-065867
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

NO.12 JIANCE ROAD, NANGANG DISTRICT, HARBIN, CHINA, 150086
(Address of principal executive offices)
86-451-666-6601
(Issuer’s telephone number, including area code)

ITEM 2. Acquisition or Disposition of Assets

On January 14, 2003, the Board of Directors of American Oriental Bioengineering Inc. (the "Registrant") approved the acquisition of all of the ownership interest in a soybean protein peptide biochemical engineering project (the "Project") which was the subject of an Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934, filed by the Registrant on October 11, announcing that a total of 20,284,810 shares of Common Stock and 1,000,000 shares of Class A Preferred Stock will be issued by the Registrant in consideration for all of the ownership interest in the Project as described in the Purchase Agreement dated as of August 17, 2002 between Shujun Liu and the Registrant. The value of the Common Stock to be issued is approximately $3,205,000, which is equivalent to $0.158 per share of common stock, which is the average of the closing price for the five-day period immediately following the date of the Purchase Agreement, August 19, 2002 to August 23, 2002. By acquiring the Project together with the related assets, the Registrant will acquire ownership of the building housing the Project’s manufacturing plant, manufacturing equipment, and environmental control equipment the historical cost of which is approximately $3,205,000. In addition, the Registrant will receive the right to produce the products that resulted from the Project as well as ownership rights on a pending patent in China for the process of the extraction and production of soybean peptide. The Project, including the production, marketing and sales of various functional soybean peptide medical tablets and powders, was valued on June 30, 2002, to have a fair market value of $40,406,000.

The Board has performed the following due diligence process on the subject assets and business of the soybean protein peptide project stipulated in the Purchase Agreement:

1.	Obtained and checked the list of fixed assets as of September 10, 2002 and matched the details from original contracts to invoices/receipts.
2.	Matched contract sum from contracts to receipts/ statements issued by suppliers as of September 10, 2002.
3.	Confirmed all sources of funds are from the owner of the soybean protein peptide project, Mr Liu Shujun, personally.
4.	Inspected all major fixed assets physically on September 6, 2002.
And the Board has confirmed that the above items are in compliance with the Purchase Agreement.

An unanimous written consent of the board of directors of the registrant has been duly signed that the Board is satisfied with the report and declared the subject transaction stipulated in the Purchase Agreement effective immediately.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ORIENTAL BIOENGINEERING INC.

By: /s/ Shujun Liu
----------------------------
Name: Shujun Liu
Title: Chairman and Chief Executive Officer
Dated: January 28, 2002